EXECUTION VERSION

Exhibit 4.3
CERTIFICATE OF DESIGNATION OF THE RELATIVE
RIGHTS AND PREFERENCES
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
JUMA TECHNOLOGY CORP.

The undersigned, the Chief Executive Officer of Juma Technology Corp., a Delaware corporation (the “Company”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of preferred stock, designated as Series A Convertible Preferred Stock, was duly adopted on _______, 2007, as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.0001 per share, of the Company authorized in Article Fourth of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series A Convertible Preferred Stock,” consisting of _______ (_______) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank.  The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be _______ (_______) shares. The Series A Preferred Stock shall rank senior to the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock (“Junior Stock”).  The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends

(a) Payment of Dividends.  Commencing on the date of the initial issuance (the “Issuance Date”) of the Series A Preferred Stock, the holders of record of shares of Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and as declared by the Board of Directors, dividends at the rate of six percent (6%) of the stated Liquidation Preference Amount (as defined in Section 4 hereof) per share per annum (the “Dividend Payment”), and no more, payable quarterly (unless converted by the holder pursuant to Section 5(a) hereof prior to the date the applicable Dividend Payment is due) commencing on the date that is 150 days after the Issuance Date (or, if earlier, the date of effectiveness of the registration statement for the Common Stock into which the Series A Preferred Stock is convertible) and on the last business day of each subsequent calendar quarter period. At the option of the Company, Dividend Payments may be in cash or registered shares of Common Stock. Upon the payment of any dividend on the Series A Preferred Stock in registered shares of Common Stock, the number of shares of Common Stock to be issued to the holder shall be an amount equal to the quotient of (i) the Dividend Payment divided by (ii) one hundred percent (100%) (if freely tradable shares are distributed) and eighty percent (80%) (if freely tradable shares are not distributed) of the average of the VWAP (as defined below) for the five (5) trading days immediately preceding the date the Dividend Payment is due; provided, however, if there is no trading volume in the Common Stock at any time during such five (5) trading day period, the number of shares of Common Stock to be issued to the holder shall be an amount equal to the quotient of (x) the Dividend Payment divided by (y) one hundred percent (100%)] or eighty percent (80%), as applicable, of the average of the Closing Bid Prices (as defined in Section 5(b)(v)) for the five (5) trading days immediately preceding the date the Dividend Payment is due. For purposes hereof, “VWAP” shall mean, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (“Bloomberg”) (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company. Any shares of Common Stock issued as a Dividend Payment shall have piggyback registration rights if not otherwise registered pursuant to an effective registration statement. Dividends on the Series A Preferred Stock shall be cumulative and shall accrue and be payable quarterly. In the case of shares of Series A Preferred Stock outstanding for less than a full quarter, dividends shall be pro rated based on the portion of each quarter during which such shares are outstanding. Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any Distribution (as defined below) on any outstanding shares of Junior Stock. Such dividends shall accrue on each share of Series A Preferred Stock from day to day whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking pari passu with the Series A Preferred Stock as to the payment of dividends before any Distribution shall be paid on, or declared and set apart for, Junior Stock.

(b) So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any Junior Stock (other than dividends or Distributions payable in additional shares of Junior Stock) or redeem or repurchase any Junior Stock, unless at the time of such dividend or Distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

(c) In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4 hereof, all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the date of payment of the preferential amount to the holders of Series A Preferred Stock. In the event of (i) a mandatory redemption pursuant to Section 9 hereof or (ii) a redemption upon the occurrence of a Major Transaction (as defined in Section 8(c) hereof) or a Triggering Event (as defined in Section 8(d) hereof), all accrued and unpaid dividends on the Series A Preferred Stock shall be payable on the date of such redemption.  In the event of a voluntary conversion pursuant to Section 5(a) hereof, all accrued and unpaid dividends on the Series A Preferred Stock being converted shall be payable on the Voluntary Conversion Date (as defined in Section 5(b)(i) hereof).

(d) For purposes hereof, unless the context otherwise requires, “Distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than redemptions set forth in Section 8 below).

3. Voting Rights

(a) General Voting Rights.  Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote pursuant to this Section 3, and except as otherwise required under the Delaware General Corporation Law, the Series A Preferred Stock shall have no voting rights.  The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock.

(b) Class Voting Rights.  The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(a) hereof).  So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting at which the holders of the Series A Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, which shares ranking pari passu or senior to the Series A Preferred Stock, with respect to (A) dividends or Distributions or (B) the Distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company's Junior Stock, except as otherwise provided herein; (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (v) effect any Distribution with respect to Junior Stock other than as permitted hereby; (vi) reclassify the Company's outstanding securities; (vii) voluntarily file for bankruptcy, liquidate the Company’s assets or make an assignment for the benefit of the Company’s creditors; or (viii) materially change the nature of the Company’s business.

(c) Approval of Acquisitions. So long as any Preferred Stock remains outstanding, the Company shall not effect, or agree to effect, an acquisition or buy out of or with any entity (including without limitation the acquisition of a substantial portion of the outstanding securities or assets of another entity other than in the ordinary course of business), or a consolidation or merger of the Company with or into any other corporation or corporations (or other entity or entities), or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, without providing he holders of the Preferred Stock with ten (10) days’ notice of such transaction.

(d) Approval of Repurchase and Redemption Rights. So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall neither enter into any agreement to issue, nor issue, any securities or grants of options not already in existence as of the date hereof that provide for the repurchase or redemption of the Common Stock (or amend any such existing agreement or instrument to increase the number of shares of the Company’s Common Stock subject to repurchase or redemption), without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting at which the holders of the Series A Preferred Stock vote separately as a class.

4. Liquidation Preference

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for Distribution to its stockholders, an amount equal to sixty cents ($.60) per share (the “Liquidation Preference Amount”) of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock.  If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock.  All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein.  After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any Distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other corporation or corporations (or other entity or entities), or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4; provided that the Company shall have obtained the approval of the holders of the Series A Preferred Shares pursuant to Section 3(c) herein.  In the event of the merger or consolidation of the Company with or into another corporation or corporations (or other entity or entities), the Series A Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger or consolidation shall result which is inconsistent therewith.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion.  The holder of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert.  At any time on or after the Issuance Date, the holder of any such shares of Series A Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock being converted plus any accrued but unpaid dividends thereon divided by (ii) the Conversion Price (as defined in Section 5(d) below) in effect as of the date of the delivery by such holder of its notice of election to convert (the “Conversion Shares”).  In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.  In the event of such a redemption, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such redemption, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemptions. In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock the notice required under Section 4(c) above.

(b) Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements.  To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile, or otherwise deliver, for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at (631) 270-1105 Attention: Chief Executive Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii) Company's Response.  Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Company of the fully executed Conversion Notice, issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if such conversion is in connection with a sale and the Company and the Transfer Agent are participating in DTC through the DWAC system.  If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice.  If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to an Independent Appraiser (as defined below) reasonably selected by the holder; provided that the Company shall have ten (10) days after receipt of notice from such holder of its selection of such firm to object thereto, in which case such holder shall select another such firm and the Company shall have no such right of objection. The Company shall cause the Independent Appraiser to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations.  Such Independent Appraiser’s calculation shall be binding upon all parties absent manifest error.  The costs and expenses of the initial firm selected as Independent Appraiser shall be paid equally by the Company and the holder and, in the case of an objection by the Company, the costs and expenses of the subsequent firm selected as Independent Appraiser shall be paid in full by the Company. The period of time in which the Company is required to effect conversions (with respect to the disputed number of shares) or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii). For purposes of this Certificate of Designation, the term “Independent Appraiser” shall refer to a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) that is regularly engaged in the business of appraising the capital stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Company or the holder of any Preferred Stock.

(iv) Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company's Failure to Timely Convert.  If within three (3) business days of the Company's receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day) (the “Delivery Date”) the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series A Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder and under the Series A Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) among the Company and the initial holders of the Series A Preferred Stock (including indemnification pursuant to Section 6 thereof), the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) times (B) the Closing Bid Price (as defined below) of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii).  If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.  The term “Closing Bid Price” shall mean, for any security as of any date, the last closing bid price of such security on the OTC Bulletin Board or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.  If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock.

(vi) Buy-In Rights.  In addition to any other rights available to the holders of Series A Preferred Stock, if the Company fails to cause its Transfer Agent to transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on or before the Delivery Date, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series A Preferred Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the holder, either reinstate the shares of Series A Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder.  For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.  Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(c) Intentionally Omitted.

(d) Conversion Price.

(i) The term “Conversion Price” shall mean $0.60, subject to adjustment under Section 5(e) hereof.  Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $0.60 per share except if it is adjusted pursuant to Section 5(e)(i).

(ii) Notwithstanding anything in the foregoing to the contrary, if during any period (a “Black-out Period”), a holder of Series A Preferred Stock is unable to trade any Common Stock issued or issuable upon conversion of the Series A Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of the Registration Statement or because the Company has otherwise informed such holder of Series A Preferred Stock that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the holder of Series A Preferred Stock or due to the Company exercising its rights under Section 3(n) of the Registration Rights Agreement (as defined in the Purchase Agreement)), such holder of Series A Preferred Stock shall have the option but not the obligation on any Conversion Date within ten (10) trading days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such holder of Series A Preferred Stock that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten (10) trading days thereafter.

(e) Adjustments of Conversion Price.

(i) Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased.  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased.  Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Certain Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or Distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such Distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or Distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other Distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other Distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or Distribution.

(iii) Other Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other Distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any Distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such Distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or Distributions.

(iv) Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon such reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Reorganization, Merger, Consolidation or Sales of Assets.  If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or Distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation (or other entity) where the holders of outstanding voting securities of the Company prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company's properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the same kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)  Issuance of Additional Shares of Common Stock. For a period of two (2) years following the Issuance Date (“Full Ratchet Period”), in the event the Company shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(e) or pursuant to (X) Common Stock Equivalents (as defined below) granted or issued prior to the Issuance Date or (Y) subsection (viii) below) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price then in effect, or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid (if any) for such Additional Shares of Common Stock.

(vii)  Subsequent Issues of Common Stock and Common Stock Equivalents. In the event the Company shall, at any time following the Full Ratchet Period, issue or sell any Additional Shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (vi) of this Section 5(e)), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction: (1) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price, and (2) the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

(viii)  Issuance of Common Stock Equivalents.  If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “Common Stock Equivalents”) and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the “Aggregate Per Common Share Price”) shall be less than the Conversion Price, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended or adjusted shall cause the Aggregate Per Common Share Price to be less than Conversion Price in effect at the time of such amendment or adjustment, then the Conversion Price then in effect shall be adjusted pursuant to Section (5)(e)(vi) or (vii) (depending on whether such event shall occur during or following the Full Ratchet Period, as the case may be) above assuming that all Additional Shares of Common Stock have been issued pursuant to the Convertible Securities or Common Stock Equivalents for a purchase price equal to the Aggregate Per Common Share Price.  No adjustment of the Conversion Price shall be made under this subsection (viii) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to this subsection (viii).  No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was already made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(ix) Consideration for Stock.  In case any shares of Common Stock or Convertible Securities other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold: (1) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation or entity), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or (2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation or entity, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation or entity computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation.  If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.  In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company.  In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(e)(ix) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(x) Record Date.  In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(xi) Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation that do not exceed 25% of the outstanding Common Stock of the Issuer as of the date of the Purchase Agreement (such percentage subject to adjustment in a manner consistent with the adjustments to the Conversion Price contemplated in Section 5 hereof) and such issuances are determined in the light of the whole transaction to which they are a part to be in the best interests of the Company, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of the Purchase Agreement or issued pursuant to the Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders), (iii) the Conversion Shares, (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s stock option plans and employee stock purchase plans that either (x) exist on the date of the Purchase Agreement, or (y) do not exceed ten percent (10%) of the outstanding Common Stock of the Company as of the date of the Purchase Agreement, (v) any warrants issued to the placement agent and its designees for the transactions contemplated by the Purchase Agreement, and (vi) securities issued in connection with bona fide strategic license agreements or other partnering agreements so long as such issuances are not for the purpose of raising capital which are approved by a majority of its independent directors and such issuances are determined in the light of the whole transaction to which they are a part to be in the best interests of the Company.

(f) No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.  In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibits such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 100% of the Liquidation Preference Amount of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g) Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series A Preferred Stock at least ten (10) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or Distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up, and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series A Preferred Stock at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place, and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(k) Reservation of Common Stock.  The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to at least one hundred fifty twenty (120%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.  The Company shall, from time to time in accordance with Delaware law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company’s obligations under this Section 5(k).

(l) Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights.  Except as provided in Section 5 hereof and in the Purchase Agreement, no holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restriction.  Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series A Preferred Stock convert shares of the Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such  holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series A Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive this Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series A Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice.

8. Redemption

(a) Redemption Option Upon Major Transaction.  In addition to all other rights of the holders of Series A Preferred Stock contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), each holder of Series A Preferred Stock shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to one hundred percent (100%) of the Liquidation Preference Amount, plus any accrued but unpaid dividends and liquidated damages (the “Major Transaction Redemption Price”). In such event, the holder shall have the sole option to require the Company to pay the Major Transaction Redemption Price either in cash or shares of Common Stock.  If the holder elects to receive the Major Transaction Redemption Price in shares of Common Stock, the price per share shall be based upon the Conversion Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Major Transaction (as hereafter defined) and the holder of such shares of Common Stock shall have piggyback registration rights with respect to such shares.

(b) Redemption Option Upon Triggering Event.  In addition to all other rights of the holders of Series A Preferred Stock contained herein, after a Triggering Event (as defined below), each holder of Series A Preferred Stock shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to one hundred percent (100%) of the Liquidation Preference Amount, plus any accrued but unpaid dividends and liquidated damages (the “Triggering Event Redemption Price”; and, collectively with the Major Transaction Redemption Price, the “Redemption Price”). In such event, the holder shall have the sole option to require the Company to pay the Triggering Event Redemption Price either in cash or shares of Common Stock.  If the holder elects to receive the Triggering Event Redemption Price in shares of Common Stock in accordance with this Section 8(b), the price per share shall be based upon the Conversion Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Triggering Event (as hereafter defined) and the holder of such shares of Common Stock shall have piggyback registration rights with respect to such shares.

(c) Major Transaction.  A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(i) the consolidation, merger or other business combination of the Company with or into another person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (B) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

(ii) the sale or transfer of more than 50% of the Company's assets other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii) closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

(iv)  a change in more than fifty percent (50%) of the current members of the Company’s Board of Directors as of the Issuance Date.

(d) Triggering Event.  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) so long as any shares of Series A Preferred Stock are outstanding, the effectiveness of the Registration Statement, after it becomes effective, (i) lapses for any reason (including, without limitation, the issuance of a stop order) and such lapse continues for a period of twenty (20) consecutive trading days, or (ii) is unavailable to the holder of the Series A Preferred Stock for sale of the shares of Common Stock, and such lapse or unavailability continues for a period of twenty (20) consecutive trading days, and the shares of Common Stock into which such holder's Series A Preferred Stock can be converted cannot be sold in the public securities market pursuant to Rule 144(k); provided that the cause of such lapse or unavailability is not due to factors primarily within the control of such holder of Series A Preferred Stock; and further provided that a Triggering Event shall not have occurred if an to the extent the Company has exercised its rights set forth in Section 3(n) of the Registration Rights Agreement between the Holders and the Company.

(ii) the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of, the OTC Bulletin Board, the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange, Inc. or the American Stock Exchange, Inc., for a period of ten (10) consecutive trading days;

(iii) the Company's notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 9) or its intention not to comply with proper requests for conversion of any Series A Preferred Stock into shares of Common Stock;

(iv) the Company's failure to comply with a Conversion Notice tendered in accordance with the provisions of this Certificate of Designation within five (5) business days after the receipt by the Company of the Conversion Notice and the Preferred Stock Certificates;

(v) the Company deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded;

(vi) the Company consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended; or

(vii) the Company breaches any representation, warranty, covenant or other term or condition of the Purchase Agreement, this Certificate of Designation or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of a least twenty (20) business days.

(e) Mechanics of Redemption at Option of Holder Upon Major Transaction.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but in no event prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to each holder of Series A Preferred Stock.  At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time during the ten (10) day period prior to a Major Transaction), the holder of Series A Preferred Stock then outstanding may require the Company to redeem, effective immediately prior to the consummation of such Major Transaction, all or any portion of the holder's Series A Preferred Stock then outstanding by delivering written notice thereof via facsimile, and overnight courier (“Notice of Redemption at Option of Holder Upon Major Transaction”) to the Company, which Notice of Redemption at Option of Holder Upon Major Transaction shall indicate (i) the number of shares of Series A Preferred Stock that such holder is electing to redeem and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 8(a) above.

(f) Mechanics of Redemption at Option of Holder Upon Triggering Event.  Within three (3) business days after the Company obtains knowledge of the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each holder of Series A Preferred Stock.  At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Series A Preferred Stock then outstanding may require the Company to redeem all or a portion of the Series A Preferred Stock by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder Upon Triggering Event”) to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate (i) the number of shares of Series A Preferred Stock that such holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 8(b) above. The Holder shall only be permitted to require the Company to redeem the Series A Preferred Stock pursuant to this Section for the greater of a period of ten (10) days after receipt by the Holder of a Notice of Triggering Event or for so long as such Triggering Event is continuing.

(g) Payment of Redemption Price.  Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event or a Notice(s) of Redemption at Option of Holder Upon Major Transaction from any holder of Series A Preferred Stock, the Company shall immediately notify each holder of Series A Preferred Stock by facsimile within two (2) business days of the Company's receipt of such Notice(s) of Redemption at Option of Holder Upon Triggering Event or Notice(s) of Redemption at Option of Buyer Upon Major Transaction and each holder which has sent such a notice shall promptly thereafter submit to the Company such holder's Preferred Stock Certificates which such holder has elected to have redeemed.  In connection therewith, the holder shall have the sole option to require the Company to pay the Redemption Price either in cash or shares of Common Stock in accordance with Sections 8(a) and (b) and Section 9 of this Certificate of Designation. The Company shall deliver the applicable Major Transaction Redemption Price immediately prior to the consummation of the Major Transaction; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company; provided further that if the Company is unable to redeem all of the Series A Preferred Stock to be redeemed, the Company shall redeem an amount from each holder of Series A Preferred Stock being redeemed equal to such holder's pro-rata amount of all Series A Preferred Stock being redeemed.  If the Company shall fail to redeem all of the Series A Preferred Stock submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series A Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, the applicable Redemption Price payable in respect of such unredeemed Series A Preferred Stock shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full.  Until the Company pays such unpaid applicable Redemption Price in full to a holder of shares of Series A Preferred Stock submitted for redemption, such holder shall have the option (the “Void Optional Redemption Option”) to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the shares of Series A Preferred Stock that were submitted for redemption by such holder(s) under this Section 8 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”).  Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Option of Buyer Upon Triggering Event shall be null and void with respect to those shares of Series A Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid and (ii) the Company shall immediately return any Series A Preferred Stock submitted to the Company by each holder for redemption under this Section 8(d) and for which the applicable Redemption Price has not been paid and (iii) the Conversion Price of such returned shares of Series A Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Option of Buyer Upon Triggering Event is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.  A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice other than interest payments.  Payments provided for in this Section 8 shall have priority to payments to other stockholders in connection with a Major Transaction or Triggering Event.

(h) Piggyback Registration Rights.  If the Redemption Price upon the occurrence of a Major Transaction or a Triggering Event is paid in shares of Common Stock and such shares have not been previously registered on a registration statement under the Securities Act, a holder of Series A Preferred Stock may make a written request for registration under the Securities Act pursuant to this Section 8(h) of all of its shares of Common Stock issued upon such Major Transaction or Triggering Event pursuant to piggyback registration rights.  At any time when there is not an effective Registration Statement covering such shares and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, the Company shall send to each Holder of such shares written notice of such determination and, if within thirty (30) days after receipt of such notice, or within such shorter period of time as may be specified by the Company in such written notice as may be necessary for the Company to comply with its obligations with respect to the timing of the filing of such registration statement, any such Holder shall so request in writing, the Company will cause the registration under the Securities Act of all such shares which the Company has been so requested to register by the Holder, to the extent requisite to permit the disposition of the registrable securities so to be registered; provided that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to such Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any registrable securities in connection with such registration and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any registrable securities being registered pursuant to this Section 8(h) for the same period as the delay in registering such other securities. The Company shall include in such registration statement all or any part of such registrable securities such Holder requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section 8(h) that are eligible for sale pursuant to Rule 144(k) of the Securities Act.

9. Inability to Fully Convert

(a) Holder's Option if Company Cannot Fully Convert.  If, upon the Company's receipt of a Conversion Notice or on the Mandatory Conversion Date, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (w) does not have a sufficient number of shares of Common Stock authorized and available, (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series A Preferred Stock pursuant to a Conversion Notice or (y) subsequent to the effective date of the Registration Statement, fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above and, with respect to the unconverted Series A Preferred Stock, the holder, solely at such holder's option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

(i) require the Company to redeem from such holder those Series A Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice (“Mandatory Redemption”) at a price per share equal to the Major Transaction Redemption Price as of such Conversion Date (the “Mandatory Redemption Price”). In such event, the holder shall have the sole option to require the Company to pay the Mandatory Redemption Price either in cash or shares of Common Stock;

(ii) if the Company's inability to fully convert Series A Preferred Stock is pursuant to Section 9(a)(y) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above;

(iii) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series A Preferred Stock that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice); or

(iv) exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 5(b)(vi) hereof.

(b) Mechanics of Fulfilling Holder's Election.  Upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 9(a) above, the Company shall within two (2) Trading Days send via facsimile to the Holder a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series A Preferred Stock which cannot be converted and (iii) the applicable Mandatory Redemption Price.  Such holder shall notify the Company of its election pursuant to Section 9(a) above by delivering written notice via facsimile to the Company (“Notice in Response to Inability to Convert”).

(c) Payment of Redemption Price.  If such holder shall elect to have its shares redeemed pursuant to Section 9(a)(i) above, the Company shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert; provided that prior to the Company's receipt of the holder's Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 5(b)(ii).  If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 9(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series A Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full.  Until the full Mandatory Redemption Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those Series A Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such Series A Preferred Stock, and (iii) require that the Conversion Price of such returned Series A Preferred Stock be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the holder voided the Mandatory Redemption.

(d) Pro-rata Conversion and Redemption.  In the event the Company receives a Conversion Notice from more than one holder of Series A Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series A Preferred Stock pursuant to this Section 9, the Company shall convert and redeem from each holder of Series A Preferred Stock electing to have Series A Preferred Stock converted and redeemed at such time an amount equal to such holder's pro-rata amount of all shares of Series A Preferred Stock being converted and redeemed at such time.

10. Vote to Change the Terms of or Issue Preferred Stock.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (a) for any change to this Certificate of Designation or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock or (b) for the issuance of shares of Series A Preferred Stock other than pursuant to the Purchase Agreement.

11. Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief); no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

14. Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this ____day of _______, 2007.

JUMA TECHNOLOGY CORP.

By:
Name:
Title:

EXHIBIT I
CONVERSION NOTICE
JUMA TECHNOLOGY CORP.

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Juma Technology Corp. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), of Juma Technology Corp., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion: _______________________________________________
Number of Preferred Shares to be converted: _______________________________________________
Stock certificate no(s). of Preferred Shares to be converted: ____________________________________
The Common Stock have been sold pursuant to the Registration Statement
(as defined in the Registration Rights Agreement): YES ☐  NO ☐.

Please confirm the following information:

Conversion Price: _______________________________________________
Number of shares of Common Stock to be issued: _______________________________________________
Number of shares of Common Stock beneficially owned or deemed beneficially owned by the
Holder on the Date of Conversion: _______________________________________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:	_______________________________
_______________________________ Facsimile No.: ______________________
Authorization: _______________________________

By:_______________________________ Title: _______________________________ Dated: _______________________________